Exhibit 99.1

DESTINATION MATERNITY APPOINTS ANDREA J. FUNK TO BOARD OF DIRECTORS

Ms. Funk Brings Extensive Financial, Operational and Governance Experience to the Board

MOORESTOWN, N.J. – (August 13, 2018) – Destination Maternity Corporation (NASDAQ: DEST) (the “Company”) today announced that it has appointed Andrea J. Funk to the Board of Directors (the “Board”), effective immediately. Ms. Funk brings over 20 years of public and private company leadership experience, with a focus on financial expertise, strategic operations, corporate governance and manufacturing. Notably, she has also led successful turnarounds and restructurings for multiple companies.

Anne-Charlotte Windal, Destination Maternity’s Independent Chair of the Board of Directors, said, “We are very pleased to welcome Andrea to Destination Maternity’s Board. As an experienced public company director and a former CEO of a global manufacturing and distribution company, Andrea brings key governance experience as well as a diverse skill set to Destination Maternity’s Board. We believe she will leverage her extensive experience to help the Company optimize operational execution and enhance shareholder value.”

“I’m excited to join Destination Maternity’s impressive and highly specialized Board. I’ve always admired Destination Maternity’s brand portfolio and look forward to being a part of Destination Maternity’s ongoing transformation,” stated Ms. Funk.

Ms. Funk currently serves on the Boards of Directors and Audit Committees of Crown Holdings (NYSE: CCK) and TouchPoint, Inc. Ms. Funk previously served as Chief Executive Officer of Cambridge-Lee Industries, LLC, a copper-focused manufacturer and distributor, from 2013-2018, and also served as the Chief Financial Officer and Treasurer from 2011-2013. As CEO of Cambridge-Lee, she was responsible for the strategic direction of the company where she delivered record financial results including reduced manufacturing costs and decreased administrative costs. Ms. Funk previously held senior positions at Carpenter Technology (NYSE: CRS) and Arrow International (now Teleflex (NYSE: TXF)). Ms. Funk also started her career as an auditor with Ernst & Young. Ms. Funk graduated magna cum laude from Villanova University with a Bachelor of Science in Accounting and holds an MBA from the Wharton School of the University of Pennsylvania.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of May 5, 2018, Destination Maternity operates 1,118 retail locations in the United States, Canada and Puerto Rico, including 484 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 634 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of May 5, 2018, Destination Maternity has 186 international franchised locations, including 13 standalone stores operated under one of the Company’s nameplates and 173 shop-in-shop locations.

Contact

Sloane & Company

Dan Zacchei / Erica Bartsch, 212-486-9500

Dzacchei@sloanepr.com / EBartsch@sloanepr.com

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